Exhibit 10.1

May 15, 2006

Randy Furr

Dear Randy:

On behalf of Adobe Systems Incorporated, I am pleased to offer you the position of Chief Financial Officer & Executive Vice President, reporting to me, as CEO. We recognize that employees are at the core of our success, and we look forward to having you join the other highly qualified and motivated individuals who work at Adobe. The base compensation for this exempt position will be $41,666.67 per month ($500,000.00 annually).

Because Adobe inspires employees to contribute at peak performance and share in the success of the company, you will be offered the opportunity to purchase 300,000 shares of Common Stock under the Adobe Equity Incentive Plan. These shares and the price at which you would be able to purchase them are subject to the approval of the Board of Directors and to the terms of the Plan, and the price will be established on June 19  or your actual hire date, if later than June 19, 2006. As Adobe has Director and Officer Stock Ownership Guidelines in place, each Senior Vice President should hold twenty-five (25%) of the net shares acquired, after deducting shares sold to cover the exercise price and withheld taxes for two years, unless, following the sale of these shares, the total number of Adobe shares held by you equals or exceeds 25,000 shares. It should be noted that these guidelines exclude shares acquired through Adobe’s Employee Stock Purchase Plan. You also have the opportunity to participate in Adobe’s US Change of Control program.

To promote the successful integration of Macromedia and Adobe, you will be participating in Adobe’s 2006 Performance Share program, a copy of the Program Summary is attached. You will be granted a target award of 20,000 performance shares that vest after the completion of Adobe’s fiscal year 2007 based on the achievement of specific performance metrics outlined in the attached Program Summary. Based on achievement of the performance metrics, you could earn between 0% and 150% of your target award.

You will also qualify for an Annual Incentive Plan (AIP) bonus of up to 75% of your annual base salary per year. You are eligible to receive Annual Incentive Plan (AIP) payments if you are employed at Adobe for the full eligibility period and the Company achieves its budgeted operating profit and revenue during that fiscal year and individual goals are achieved. The AIP eligibility period for FY 2006 is defined as December 5, 2005 through the last U.S. business day in November 2006. AIP bonuses will be prorated if you are hired on or before September 4, 2006.

In addition, all of our employees are eligible to participate in a corporate profit sharing plan, which pays up to 10% of your base salary. You are eligible to receive the quarterly profit sharing payments if you are employed at Adobe for the full eligibility period and the Company achieves its budgeted operating profit during that fiscal quarter. The eligibility period for Q2 is defined as March 6, 2006 through June 2, 2006.

Sign-on Bonus: Should you accept this employment offer, you will receive a sign-on bonus of $100,000.00 (less appropriate withholding taxes).

Enclosed you will find an Employee Input Sheet, W-4 and an Employee Inventions and Proprietary Rights Assignment Agreement. You will be required to sign the Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. Please complete and mail the enclosed documents, along with your signed offer letter, to the Human Resources Department. We appreciate the prompt return of the requested documents so we will be able to have your information ready when you arrive.

Upon your date of hire, you will be eligible to take advantage of our comprehensive benefits package, which includes your choice of medical and dental plans, vision care, life insurance and disability coverage as well as health care, dependent care reimbursement accounts, and much more. You may also participate in Adobe’s 401(k) Retirement Savings Plan and the Employee Stock Purchase Plan. A benefit summary outlining all of our benefits is included with this offer letter.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide verification of your identity and legal right to work in the United States. Employment with Adobe is for no specified period and may be terminated by you or the company at any time. This letter, along with any agreements relating to proprietary rights between you and Adobe, set forth the terms of your employment with Adobe and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Adobe and by you.

Upon acceptance of our offer, please sign and return this letter in the envelope provided ASAP. (In order to have your systems set up for your first day, all documents must be received 5 full business days prior to your start date.) If you have any questions regarding the details of this offer, please contact Donna Morris at (408) 536-2066. This offer will be valid until May 19, 2006.

Randy, welcome to the Adobe team. We are proud of the company we have built and are confident you will soon discover why it’s simply better at Adobe. We look forward to your contributions to Adobe’s ongoing success.

Sincerely,

/s/ Bruce Chizen

Bruce Chizen
CEO

I accept this offer and I understand that I am required to sign and return the enclosed Employee Inventions and Proprietary Rights Assignment Agreement before starting employment with Adobe Systems.

/s/ Randy Furr
Signature

5/16/06
Accept Date

5/30/06
Start Date